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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9

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                      Solicitation/Recommendation Statement
                       Pursuant to Section 14(d)(4) of the
                         Securities Exchange Act of 1934

                               TravelNow.com Inc.
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                            (Name of Subject Company)

                                TravelNow.com Inc
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                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $0.01 Per Share
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                         (Title of Class of Securities)

                                   89490A 10 7
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                      (CUSIP Number of Class of Securities)

                                Jeffrey A. Wasson
                             Chief Executive Officer
                               TravelNow.com Inc.
                        318 Park Central East, Suite 418
                           Springfield, Missouri 65806
                                 (417) 864-3600
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           (Name Address and Telephone Number of Person Authorized to
 Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:

                                Kevin R. Sweeney
                          Shook, Hardy & Bacon, L.L.P.
                        1010 Grand Boulevard, Fifth Floor
                           Kansas City, Missouri 64106
                                 (816) 474-6550

[X] Check the Box if the filing relates solely to preliminary communications made before the commencement of a tender offer.